Exhibit 10.51

PG&E CORPORATION
2006 LONG-TERM INCENTIVE PLAN

AMENDMENT AND RESTATEMENT OF
PERFORMANCE SHARE AGREEMENT

PG&E CORPORATION, a California corporation, hereby amends and restates the terms and conditions of the Performance Share Agreements granting Performance Shares on January 3, 2006 under the PG&E Corporation 2006 Long-Term Incentive Plan (the “LTIP”).  The terms and conditions of the amended and restated Performance Share Agreements are set forth below:

The LTIP and Other Agreements
This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Performance Shares, subject to the terms of the LTIP.  Any prior agreements, commitments or negotiations are superseded.  In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern.

For purposes of this Agreement, employment with PG&E Corporation shall mean employment with any member of the Participating Company Group.

Grant of Performance Shares	PG&E Corporation grants you the number of Performance Shares shown on the cover sheet of this Agreement. The Performance Shares are subject to the terms and conditions of this Agreement and the LTIP.
Vesting of Performance Shares
As long as you remain employed with PG&E Corporation, the Performance Shares will vest on the first business day of January (the “Vesting Date”) of the third year following the date of grant specified in the cover sheet.  Except as described below, all Performance Shares subject to this Agreement that have not vested shall be forfeited upon termination of your employment.

Payment of Performance Shares
Upon the Vesting Date, PG&E Corporation’s total shareholder return (TSR) will be compared to the TSR of the twelve other companies in PG&E Corporation’s comparator group[1] for the prior three calendar years (the “Performance Period”).  Subject to rounding considerations, there will be no payout for TSR below the 25th percentile of the comparator group; TSR at the 25th percentile will result in a 25% payout of Performance Shares; TSR at the 75th percentile will result in a 100% payout of Performance Shares; and TSR at the 90th percentile or greater will result in a 200% payout of Performance Shares.  The following table sets forth the payout percentages for the various TSR rankings that could be achieved:

                                                   Number of Companies in
                                                      Total (Including PG&E)
                                                                      13

                                                       Performance                  Rounded
                                Rank                Percentile                        Payout

                                  1                        100%                             200%
                                  2                          92%                             170%
                                  3                          83%                             130%
                                  4                          75%                             100%
                                  5                          67%                              90%
                                  6                          58%                              75%
                                  7                          50%                              65%
                                  8                          42%                              50%
                                  9                          33%                              35%
                                10                          25%                              25%
                                11                          17%                               0%
                                12                           8%                                0%
                                13                           0%                                0%

The payment will equal the product of the number of vested Performance Shares, the applicable payout percentage, and the average closing price of a share of PG&E Corporation common stock for the last 30 calendar days of the year preceding the Vesting Date as reported on the New York Stock Exchange.  Payments will be made as soon as practicable following the Vesting Date, but in event within sixty (60) days of the Vesting Date.

Dividends
Each time that PG&E Corporation declares a dividend on its shares of common stock, an amount equal to the dividend multiplied by the number of Performance Shares granted to you by this Agreement shall be accrued on your behalf.  If you receive a Performance Share payout in accordance with the preceeding paragraph, at that same time you also shall receive a cash payment equal to the amount of any dividends accrued over the Performance Period multiplied by the same payout percentage used to determine the amount of the Performance Share payout.

Voluntary Termination
If you terminate your employment with PG&E Corporation voluntarily before the Vesting Date, all of the Performance Shares shall be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares shall be forfeited.

Termination for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation for cause before the Vesting Date, all of the Performance Shares shall be cancelled as of the date of such termination and any dividends accrued with respect to your Performance Shares shall be forfeited.  In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause before the Vesting Date, your unvested Performance Shares will vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months).  All other outstanding Performance Shares (and any associated accrued dividends) shall automatically be cancelled upon such termination.  Your vested Performance Shares will be payable, if at all, after the Vesting Date and in any event within sixty (60) days of the Vesting Date based on the same formula applied to active employees.  At that same time you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

Retirement
If you retire before the Vesting Date, your outstanding Performance Shares will continue to vest as though your employment had continued and will be payable, if at all, as soon as practicable following the Vesting Date, but in any event within sixty (60) days of the Vesting Date.  At that time you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.  You will be considered to have retired if you are age 55 or older on the date of termination and if you were employed by PG&E Corporation for at least five consecutive years ending on the date of termination of your employment.

Death/Disability
If your employment terminates due to your death or disability before the Vesting Date, all of your Performance Shares shall immediately vest and will be payable, if at all, as soon as practicable after the Vesting Date and in any event within sixty (60) days of the Vesting Date based on the same formula applied to active employees.  At that time you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

Termination Due to Disposition of Subsidiary
If (1) your employment is terminated (other than for cause or your voluntary termination) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Code or (2) if your employment is terminated (other than for cause or your voluntary termination) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, all Performance Shares shall vest proportionally based on the number of months during the Performance Period that you were employed (rounded down) divided by the number of months in the Performance Period (36 months).  All other outstanding Performance Shares (and any associated accrued dividends) shall automatically be cancelled upon such termination.  Your vested Performance Shares will be payable, if at all, after the Vesting Date and in any event within sixty (60) days of the Vesting Date  based on the same formula applied to active employees.  At that time you also shall receive a cash payment, if any, equal to the amount of dividends accrued over the Performance Period with respect to your vested Performance Shares multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

Withholding Taxes	PG&E Corporation will withhold amounts necessary to satisfy applicable taxes from the payment to be made with respect to your Performance Shares. You will receive the remaining proceeds in cash.

Change in Control
All of your outstanding Performance Shares shall automatically vest, and become nonforfeitable if there is a Change in Control of PG&E Corporation before the Vesting Date.  Such vested Performance Shares will become payable on the first business day of the year following such Change in Control if such Change in Control results in a change in the ownership of effective control of PG&E Corporation, or a change in a substantial portion of the assets of PG&E Corporation within the meaning of Code Section 409A(a)(2)(A)(v) and the related regulations (a “409A Change in Control Event”).  If the change in control does not result in a 409A Change in Control Event, then payment shall be made as soon as practicable following the Vesting Date and in any event within sixty (60) days of the Vesting Date.  The payment, if any, will be based on PG&E Corporation’s TSR for the period from the date of grant to the date of the Change in Control compared to the TSR of the other companies in PG&E Corporation’s comparator group[2] for the same period.  The payment will be calculated by multiplying the number of vested Performance Shares by the payout percentage.  The resulting number of Performance Shares will be multiplied by the average closing price of a share of PG&E Corporation common stock for the last 30 calendar days preceding the Change in Control as reported on the New York Stock Exchange.  At the same time, you shall also receive a cash payment, if any, equal to the amount of dividends accrued with respect to your Performance Shares to the first business day of the year following the Change in Control multiplied by the same payout percentage used to determine the amount, if any, of the Performance Share payout.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed.  If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation (or any of its subsidiaries) sponsored disability benefits, you will be considered to have voluntarily terminated your employment.  See above under “Voluntary Termination.”

PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation.  Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

1 The identities of the companies currently comprising the comparator group are included in the prospectus.  PG&E Corporation reserves the right to change the companies comprising the comparator group at any time.

2 The identities of the companies currently comprising the comparator group are included in the prospectus.  PG&E Corporation reserves the right to change the companies comprising the comparator group at any time.